Exhibit 99.1

     PREMIERWEST BANCORP DECLARES
$0.06 PER SHARE QUARTERLY CASH DIVIDEND

MEDFORD, OR – September 16, 2008 – John Anhorn, Chief Executive Officer of PremierWest Bancorp (NASDAQ – PRWT) announced this morning that the Board of Directors has declared a $0.06 per share cash dividend. The dividend, which will return approximately $1.3 million to shareholders, will be paid on October 17, 2008 to PremierWest Bancorp shareholders of record as of September 26, 2008.

In announcing the dividend, Mr. Anhorn added, “We are pleased that our continuing profitability supports payment of this dividend. We are also pleased to confirm that PremierWest held no preferred stock issued by FannieMae or FreddieMac and will suffer no impairment related to the recent loss of value in these securities.”

ABOUT PREMIERWEST BANCORP
PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. PremierWest offers a full array of financial products and services through a network of full service banking offices serving a territory which currently includes high growth markets in Southern & Central Oregon and Northern California. Additionally, PremierWest offers expanded banking related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.